UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 15, 2008
Date of Report (Date of Earliest Event Reported)
FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)
(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On December 15, 2008, First Potomac Realty Trust (the “Company”) announced that it entered into a joint venture with AEW Value Investors II, L.P. (“AEW Value Investors”), a real estate fund managed by AEW Capital Management, L.P., pursuant to which the Company contributed its Rivers Park I & II property to the joint venture (the “Rivers Park Joint Venture”). Rivers Park I & II is a six-building business park located in Columbia, Maryland. Pursuant to the joint venture agreement for the Rivers Park Joint Venture, the equity interests in the Rivers Park Joint Venture are owned 75% by AEW Value Investors and 25% by the Company.
The Rivers Park I & II property was contributed to the Rivers Park Joint Venture at the Company’s original acquisition cost for the property, generating approximately $12 million of proceeds to the Company. The Company received an acquisition fee and will continue to manage and lease the Rivers Park I & II property. In connection with the transaction, the Company has agreed to guarantee a three-year master lease agreement provided by the former owner of the Rivers Park I & II property that encompasses approximately 8% of the net rentable area of the property. Pursuant to the joint venture agreement for the Rivers Park Joint Venture, in connection with a “capital transaction” involving the Rivers Park Joint Venture, the Company can earn a promoted interest upon exceeding certain investment return thresholds. “Capital transaction” is defined as the sale, financing, transfer, ground lease, refinancing, total or partial destruction, condemnation or other recapitalization or disposition of the Rivers Park I & II property or any other substantial asset of the Rivers Park Joint Venture or any of its subsidiaries or the receipt of any title insurance proceeds pursuant to a title insurance claim.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
December 18, 2008	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President, General Counsel and Secretary